PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)



                                            June 30,           December 31,
                                              1994                 1993
                                              ----                 ----
                                          (unaudited)

Short-term debt                           $   77,786               82,718
Current portion of long-term debt             19,666               17,210
Long-term debt                               571,049              547,285
                                          ----------            ---------
   Total debt                                668,501              647,213
Minority interest in subsidiaries             62,936               62,217
Common shareholders' equity                2,085,737            2,022,099
                                          ----------            ---------
   Total capitalization                   $2,817,174            2,731,529
                                          ==========            =========

Ratio of total debt to total
 capitalization                                23.7%                23.7%
                                          ==========            =========